U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2006

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in charter)

Delaware	000-18980	62-1407522
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 206-621-9888

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 31, 2006, our audit committee, after discussion with our management, concluded that our interim financial statements included in our respective Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 and for the quarter ended June 30, 2006 contained an error in the calculation used to record the embedded conversion option of the convertible promissory notes issued by us in January 2006 (the “Notes”). Accordingly, our audit committee determined that the financial statements should be amended and restated and that the interim financial statements contained in our respective Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 and for the quarter ended June 30, 2006 should no longer be relied upon. Members of our audit committee and our management have discussed the matters disclosed herein with our independent auditor, Rotenberg & Co., LLP.

Under EITF 00-27, the issue 98-5 model, the effective conversion price should be used to measure the intrinsic value of the embedded conversion option. The embedded conversion option of the Notes was not properly recorded in our interim financial statements. As a result of the restatement which has no cash effect for the Company, the net loss was increased from $832,180 to $1,243,303 and the net loss per share went from $0.007 to $0.011 for the three months period ended March 31, 2006. Furthermore, net income was reduced from $1,192,165 to $641,368 and earnings per share were reduced from $0.01 to $0.005 for the three months period ended June 30, 2006.

Our management, with the concurrence of our independent auditor, is currently in the process of restating our interim financial statements contained in our respective Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 and for the quarter ended June 30, 2006. We expect to file an amendment to the respective Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 and for the quarter ended June 30, 2006 when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2006	HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

	By:	/s/ Norbert Sporns
	Name:	Norbert Sporns
	Title:	Chief Executive Officer and President